Exhibit 12


                       GTE SOUTH INCORPORATED

        STATEMENTS OF THE RATIO OF EARNINGS TO FIXED CHARGES

                       (Thousands of Dollars)

                             (Unaudited)


                               Nine Months
                                  Ended
                               September 30,    For the Year
Ended December 31,
                                1995      1994     1993(a) 1993


Net Earnings Available for
 Fixed Charges:
 Income before extraordinary
    charge                   $160,889 $129,187 $205,898 $99,735
 Add:    Income tax expense             99,419   77,308 151,757
85,712
     Fixed charges             49,114   66,105   99,716  99,716
                             ________ ________  _______ _______

 Adjusted earnings           $309,422 $272,600 $457,371$285,163

Fixed Charges:
 Interest expense            $ 44,794 $ 60,038 $ 92,822$ 92,822
 Portion of rent expense
   representing interest        4,320    6,067    6,894   6,894
                             ________ ________  _______ _______

 Adjusted fixed charges      $ 49,114 $ 66,105 $ 99,716$ 99,716

Ratio of Earnings to
 Fixed Charges                    6.30    4.12     4.59     2.86


                                 For the Year Ended December 31,
                                 1992    1991     1990

Net Earnings Available for
 Fixed Charges:
 Income before extraordinary
     charge                  $195,090 $162,857 $168,184
 Add:   Income tax expense             108,869   76,718  76,395
     Fixed charges            100,382  101,997  100,277
                             ________ ________  _______

 Adjusted earnings           $404,341 $341,572 $344,856

Fixed Charges:
 Interest expense            $ 93,731 $ 94,642 $ 94,081
 Portion of rent expense
   representing interest        6,651    7,355    6,196
                             ________ ________  _______

 Adjusted fixed charges       100,382 $101,997 $100,277

Ratio of Earnings to
 Fixed Charges                    4.03    3.35     3.44



(a) Results for 1993 exclude an after-tax restructuring charge of approximately $100,000,000 for the implementation of a re-engineering plan and a one-time after-tax charge of approximately $6,000,000 related to the enhanced early retirement and voluntary separation programs offered to eligible employees in 1993.


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